Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2019

— Reaffirms Full Year 2019 Guidance —

Parsippany, N.J., May 2, 2019—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2019. Financial results for the first quarter of 2019 reflect the impact of the divestiture of Pirate Brands during the fourth quarter of 2018 and the acquisition of McCann’s during the third quarter of 2018.

First Quarter 2019 Financial Summary:

•	Net sales of $412.7 million
•	Base business net sales[1] of $409.5 million
•	Diluted earnings per share of $0.26
•	Adjusted diluted earnings per share[1] of $0.44
•	Net income of $16.8 million
•	Adjusted EBITDA[1] of $75.8 million
•	Long-term debt at quarter-end of $1.6 billion, a decrease of 21.9% compared to first quarter-end 2018
•	Net interest expense of $23.1 million, a decrease of 18.5% compared to the first quarter of 2018
•	Stock repurchase program update:
o	From mid-March 2018 to mid-March 2019, repurchased 1,397,148 shares of common stock at an average price per share of $26.41, or $36.9 million in the aggregate
o	Program extended through mid-March 2020
o	Repurchase authority reset to up to $50.0 million

Guidance Reaffirmed for Full Year Fiscal 2019

•	Net sales reaffirmed at a range of $1.635 billion to $1.665 billion
•	Adjusted EBITDA reaffirmed at a range of $305.0 million to $320.0 million
•	Adjusted diluted earnings per share reaffirmed at a range of $1.85 to $2.00

Kenneth G. Romanzi, President and Chief Executive Officer of B&G Foods, stated, “In the first quarter of 2019, we generated net sales of $412.7 million, adjusted EBITDA of $75.8 million and adjusted earnings per share of $0.44.  While the sale of Pirate Brands reduced our financial performance for the first quarter, the very attractive purchase price we received improved our balance sheet and better positioned our company to continue pursuing accretive acquisitions.”

1   Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted net income,” “adjusted diluted earnings per share,” “EBITDA”  and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

“Our net sales benefited from $7.3 million in net price increases, which included the impact of our spring 2018 list price increase, as well as improved trade spend realization in the first quarter. We have announced another list price increase that will go into effect later this spring and is expected to positively impact our net sales and, together with our cost savings initiatives, help offset the continued input cost inflation that we expect to persist throughout the year.”

Financial Results for the First Quarter of 2019

B&G Foods generated net sales of $412.7 million for the first quarter of 2019, compared to $431.7 million for the first quarter of 2018.  The decrease was primarily attributable to the Pirate Brands divestiture, offset in part by the McCann’s acquisition. Net sales of Pirate Brands, which was sold on October 17, 2018 and therefore not part of the Company’s first quarter of 2019 results, were $21.0 million during the first quarter of 2018.  Net sales of McCann’s,  which was acquired on July 16, 2018 and therefore not part of the Company’s first quarter of 2018 results, contributed $3.3 million to the Company’s net sales for the first quarter of 2019.

Base business net sales for the first quarter of 2019 increased $0.2 million to $409.5 million from $409.3 million for the first quarter of 2018. The increase was attributable to an increase in net pricing of $7.3 million, or 1.8% of base business net sales, offset by a decrease in unit volume for the base business of $7.1 million.

Net sales of all Green Giant products in the aggregate (including Le Sueur)  increased $6.9 million, or 5.4%, in the first quarter of 2019,  as compared to the first quarter of 2018,  as net sales in both frozen and shelf stable products increased. Net sales of Green Giant frozen increased $6.0 million, or 6.3%, for the quarter. Net sales of Green Giant shelf stable (including Le Sueur)  increased $0.9 million, or 2.8%,  for the first quarter of 2019.

Net sales of New York Style increased $1.3 million, or 16.4%, and Maple Grove Farms increased $0.9 million, or 5.5%, for the first quarter of 2019 as compared to the first quarter of 2018. Net sales of the Company’s spices & seasonings2 increased $0.7 million, or 0.8%, for the quarter. Net sales of Back to Nature decreased $3.3 million, or 16.9%; Victoria decreased $1.4 million, or 11.2%; Cream of Wheat decreased $1.0 million, or 5.5%;  and Ortega decreased $0.6 million, or 1.6%, for the quarter. Net sales of all other brands in the aggregate decreased $3.3 million, or 4.1%, for the first quarter of 2019.

Gross profit was $88.1 million for the first quarter of 2019, or 21.3% of net sales.  Excluding the negative impact of $13.1 million of acquisition/divestiture-related and non-recurring expenses during the first quarter of 2019,  which includes expenses related to the Company’s inventory reduction plan, the Company’s gross profit would have been $101.2 million, or 24.5% of net sales, for the first quarter of 2019. Gross profit was $103.4 million for the first quarter of 2018, or 23.9% of net sales. Excluding the negative impact of $16.1 million of acquisition-related and non-recurring charges during the first quarter of 2018, which includes expenses relating to the Company’s inventory reduction plan, the Company’s gross profit would have been $119.5 million, or 27.7% of net sales, for the first quarter of 2018.  For the first quarter of 2019, gross profit benefited from an increase in net pricing of $7.3 million and was negatively impacted by the Company’s inventory reduction plan, input cost inflation  (inclusive of freight, warehousing and procurement) and product mix.

Selling, general and administrative expenses decreased $4.3 million, or 10.0%, to $38.3 million for the first quarter of 2019 from $42.6 million for the first quarter of 2018. The decrease was composed of decreases in consumer marketing expenses of $3.3 million, selling expenses of $1.6 million, warehousing expenses of $0.3 million and general and administrative expenses of $0.3 million, partially offset by an increase in acquisition/divestiture-related and non-recurring expenses of $1.2 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.6 percentage points to  9.3% for the first quarter of 2019, compared to 9.9% for the first quarter of 2018.

2   Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Mrs. Dash and Ac’cent. Excludes net sales of French’s® seasoning mixes, which the Company discontinued during the third quarter of 2018.

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Net interest expense decreased $5.2 million, or 18.5%, to $23.1 million for the first quarter of 2019 from $28.3 million in the first quarter of 2018. The decrease was primarily attributable to a reduction in long-term debt outstanding during the first quarter of 2019 as compared to the first quarter of 2018, primarily as a result of the use of the net proceeds from the sale of Pirate Brands to prepay long-term debt during the fourth quarter of 2018 and other prepayments of long-term debt made earlier during the first and second quarters of 2018. At the end of the first quarter of 2019, the Company had long-term debt outstanding of $1.637 billion, compared to $2.097 billion at the end of the first quarter of 2018, a decrease of $460.1 million, or 21.9%.

There was no loss on extinguishment of debt for the first quarter of 2019, compared to a loss on extinguishment of debt for the first quarter of 2018 of $2.8 million, which included the write-off of deferred debt financing costs and unamortized discount of $2.4 million and $0.4 million, respectively, relating to the repayment of $125.0 million aggregate principal amount of the Company’s tranche B term loans.

The Company’s net income was $16.8 million, or $0.26 per diluted share, for the first quarter of 2019, compared to net income of $20.5 million, or $0.31 per diluted share, for the first quarter of 2018.  The Company’s adjusted net income1 for the first quarter of 2019 was $29.1 million, or $0.44 per adjusted diluted share, compared to $36.4 million, or $0.55 per adjusted diluted share, for the first quarter of 2018.

For the first quarter of 2019, adjusted EBITDA was $75.8 million, a  decrease of 15.2%, or $13.6 million, compared to $89.4 million for the first quarter of 2018.  Adjusted EBITDA as a percentage of net sales was 18.4% for the first quarter of 2019, compared to 20.7% in the first quarter of 2018.

Primarily as a result of the Company’s inventory reduction plan and the divestiture of Pirate Brands, partially offset by the acquisition of McCann’s,  the Company reduced inventory from $455.4 million at the end of the first quarter of 2018 to $401.4 million at the end of the fourth quarter of 2018, and further reduced inventory to $375.4 million at the end of the first quarter of 2019.

Full Year Fiscal 2019 Guidance

B&G Foods reaffirmed its guidance for full year fiscal 2019. Net sales are expected to be approximately $1.635 billion to $1.665 billion, adjusted EBITDA is expected to be approximately $305.0 million to $320.0 million and adjusted diluted earnings per share is expected to be approximately $1.85 to $2.00.

For fiscal 2019, net interest expense is expected to be approximately $87.5 million to $91.5 million (including cash interest payments which are expected to be approximately $84.0 million to $88.0 million), depreciation expense is expected to be approximately $40.0 million, amortization expense is expected to be approximately $18.0 million, cash taxes, excluding the tax effects resulting from the gain on sale of Pirate Brands, are expected to be approximately $5.0 million or less and capital expenditures are expected to be approximately $45.0 million to $50.0 million.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition/divestiture-related and non-recurring expenses, gains and losses, including severance and other expenses relating to a  workforce reduction;  the non-cash accounting impact of the Company’s inventory reduction plan; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

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Stock Repurchase Program

In March 2019, the Company’s Board of Directors authorized an extension of the Company’s stock repurchase program from March 15, 2019 to March 15, 2020. In extending the repurchase program, the Board also reset the repurchase authority to up to $50.0 million. Under the authorization, the Company may purchase shares of the Company’s common stock from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing and amount of stock repurchases under the program, if any, will be at the discretion of management, and will depend on a variety of factors, including price, available cash, general business and market conditions and other investment opportunities. Therefore, there can be no assurance as to the number or aggregate dollar amount of shares, if any, that will be repurchased under the program. The Company may discontinue the program at any time. Any shares repurchased pursuant to the program will be retired.

Under the prior authorization, the Company repurchased and retired from March 15, 2018 through March 15, 2019, 1,397,148 shares of common stock at an average price per share, excluding fees and commissions, of $26.41, or $36.9 million in the aggregate, including 407,022 shares of common stock at an average price per share, excluding fees and commissions, of $24.55, or $10.0  million in the aggregate, during the first quarter of 2019. The Company currently has 65,329,666 shares of common stock outstanding.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May 2, 2019.  The call will be webcast live and can be accessed at www.bgfoods.com/investor-relations.  The call can also be accessed live over the phone by dialing (888)  394-8218 for U.S. callers or (323) 701-0225 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 5176039.  The replay will be available from May 2, 2019 through May 9, 2019.  Investors may also access a web-based replay of the call at www.bgfoods.com/investor-relations.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income”  (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses  (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

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Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the first quarter of 2019 and 2018, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms, Mrs. Dash,  New York Style,  Ortega, Polaner,  SnackWell’s,  Spice Islands and Victoria,  there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share, cash interest payment, cash taxes, capital expenditure, cash flow and overall expectations for fiscal 2019, including the benefits the Company expects to achieve from cost savings initiatives and sales price increases. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties,  readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.

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Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 30,	December 29,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$11,284	$11,648
Trade accounts receivable, net	162,774	151,707
Inventories	375,393	401,355
Prepaid expenses and other current assets	21,130	19,988
Income tax receivable	1,521	1,398
Total current assets	572,102	586,096

Property, plant and equipment, net	282,546	282,553
Operating lease right-of-use assets	37,536	—
Goodwill	584,435	584,435
Other intangibles, net	1,591,078	1,595,569
Other assets	1,136	1,206
Deferred income taxes	5,350	4,940
Total assets	$3,074,183	$3,054,799

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$126,208	$140,000
Accrued expenses	66,914	55,660
Operating lease liabilities, current portion	9,124	—
Income tax payable	33,276	31,624
Dividends payable	31,016	31,178
Total current liabilities	266,538	258,462

Long-term debt	1,636,754	1,635,881
Deferred income taxes	239,881	235,902
Long-term operating lease liabilities, net of current portion	31,304	—
Other liabilities	22,587	24,505
Total liabilities	2,197,064	2,154,750

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 65,297,607 and 65,638,701 shares issued and outstanding as of March 30, 2019 and December 29, 2018, respectively	653	656
Additional paid-in capital	75,001	116,339
Accumulated other comprehensive loss	(21,882)	(23,502)
Retained earnings	823,347	806,556
Total stockholders’ equity	877,119	900,049
Total liabilities and stockholders’ equity	$3,074,183	$3,054,799

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2019	2018
Net sales	$412,734	$431,729
Cost of goods sold	324,655	328,373
Gross profit	88,079	103,356

Operating expenses:
Selling, general and administrative expenses	38,297	42,568
Amortization expense	4,491	4,609
Operating income	45,291	56,179

Other income and expenses:
Interest expense, net	23,074	28,306
Loss on extinguishment of debt	—	2,778
Other income	(258)	(2,054)
Income before income tax expense	22,475	27,149
Income tax expense	5,684	6,602
Net income	$16,791	$20,547

Weighted average shares outstanding:
Basic	65,587	66,518
Diluted	65,617	66,715

Earnings per share:
Basic	$0.26	$0.31
Diluted	$0.26	$0.31

Cash dividends declared per share	$0.475	$0.465

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2019	2018
Net income	$16,791	$20,547
Income tax expense	5,684	6,602
Interest expense, net	23,074	28,306
Depreciation and amortization	13,863	13,064
Loss on extinguishment of debt(1)	—	2,778
EBITDA(2)	59,412	71,297
Acquisition/divestiture-related and non-recurring expenses(3)	3,696	3,269
Inventory reduction plan impact(4)	12,722	14,850
Adjusted EBITDA(2)	75,830	89,416
Income tax expense	(5,684)	(6,602)
Interest expense, net	(23,074)	(28,306)
Acquisition/divestiture-related and non-recurring expenses(3)	(3,696)	(3,269)
Inventory reduction plan impact(4)	(12,722)	(14,850)
Write-off of property, plant and equipment	1	21
Deferred income taxes	3,575	4,821
Amortization of deferred financing costs and bond discount	873	1,545
Share-based compensation expense	580	838
Changes in assets and liabilities, net of effects of business combinations	14,661	30,130
Net cash provided by operating activities	$50,344	$73,744

(1)

Loss on extinguishment of debt for the first quarter of 2018 included the write-off of deferred debt financing costs and unamortized discount of $2.4 million and $0.4 million, respectively, relating to the prepayment of outstanding borrowings under the Company’s tranche B term loans.

(2)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the United States in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above).  The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including severance and other expenses relating to a  workforce reduction; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

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EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(3)

Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2019 of $3.7 million primarily include divestiture expenses for the Pirate Brands sale and severance and other expenses relating to a workforce reduction.  Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2018 of $3.3 million primarily included acquisition and integration expenses for the Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(4)

For the first quarter of 2019, inventory reduction plan impact of $12.7 million includes the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of an inventory reduction plan. For the first quarter of 2018, the inventory reduction plan impact of $14.9 million included fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the first quarter of 2018 as part of the Company’s inventory reduction plan.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2019	2018
Net income	$16,791	$20,547
Loss on extinguishment of debt, net of tax(1)	—	2,102
Acquisition/divestiture-related and non-recurring expenses, net of tax(2)	2,761	2,474
Inventory reduction plan impact, net of tax(3)	9,505	11,238
Adjusted net income	$29,057	$36,361
Adjusted diluted earnings per share	$0.44	$0.55

(1)

Loss on extinguishment of debt for the first quarter of 2018 included the write-off of deferred debt financing costs and unamortized discount of $1.8 million, net of tax, and $0.3 million, net of tax, respectively, relating to the prepayment of outstanding borrowings under the Company’s tranche B term loans.

(2)

Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2019 primarily include divestiture expenses for the Pirate Brands sale and severance and other expenses relating to a workforce reduction.  Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2018 primarily included acquisition and integration expenses for the Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(3)

For the first quarter of 2019, inventory reduction plan impact of $12.7 million (or $9.5 million net of taxes) includes the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of an inventory reduction plan. For the first quarter of 2018, the inventory reduction plan impact of $14.9 million (or $11.2 million net of taxes) included fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the first quarter of 2018 as part of the Company’s inventory reduction plan.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2019	2018
Net sales	$412,734	$431,729
Net sales from acquisitions(1)	(3,269)	—
Net sales of non-branded IQF bulk rice products(2)	—	(578)
Net sales from divested and discontinued brands(3)	—	(21,828)
Base business net sales(4)	$409,465	$409,323

(1)	Reflects net sales for McCann’s for the first quarter of 2019. McCann’s was acquired on July 16, 2018.
(2)

Reflects net sales of the Company’s non-branded individually quick frozen (IQF) bulk rice products, which is a product line the Company acquired as part of the Green Giant acquisition, and which the Company is excluding from net sales for the purposes of calculating base business net sales because the Company does not consider the non-branded IQF bulk rice products to be part of its core business or material. The Company discontinued the sale of non-branded IQF bulk rice products during the fourth quarter of 2018.

(3)

Reflects net sales of Pirate Brands and French’s® seasoning mixes.  The Company completed the divestiture of Pirate Brands on  October 17, 2018. The Company discontinued the sale of French’s products during the third quarter of 2018 following the expiration of a licensing agreement.

(4)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until at least one full quarter of net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands and (3) net sales of the Company’s IQF bulk rice products, see footnote 2 above.  The portion of current period net sales attributable to recent acquisitions for which there is not at least one full quarter of net sales in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the last day of the quarter in which the first anniversary of the date of acquisition occurs, and the period from the date of acquisition to the end of the quarter in which the acquisition occurred.  For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

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